As filed with the Securities and Exchange Commission on June 25, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NeuStar, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	46000 Center Oak Plaza Sterling, VA 20166	52-2141938 (I.R.S. Employer Identification No.)
(Address of Principal Executive Offices Including Zip Code)

NeuStar, Inc. 2009 Stock Incentive Plan
(Full title of the plan)
Jeffrey E. Ganek
Chairman and Chief Executive Officer
NeuStar, Inc.
46000 Center Oak Plaza
Sterling, Virginia 20166
(Name and address of agent for service)
(571) 434-5400
(Telephone number, including area code, of agent for service)
Copies to:
Stephen I. Glover, Esq.
Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, D.C. 20036
(202) 955-8500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price	Aggregate	Amount of
Title of Securities to be Registered	Registered	Per Share	Offering Price	Registration Fee
Class A common stock, $0.001 par value per share	19,328,768 shares(1)	$21.20(2)	$409,769,881.60(2)	$22,865.16

(1)	The shares of common stock being registered will be issued under the NeuStar, Inc. 2009 Stock Incentive Plan. Pursuant to Rule 416(c) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of common stock that may be issued under the foregoing plan as a result of changes in the number of outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split or similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.

(2)	The maximum offering price per share is estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(h) under the Securities Act of 1933 based upon the average high and low prices for the common stock on June 23, 2009, which was $21.20.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 is filed by NeuStar, Inc., a Delaware corporation (the “Registrant” or the “Company”), relating to 19,328,768 shares of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), issuable under the NeuStar, Inc. 2009 Stock Incentive Plan (the “2009 Plan”). The Company is registering 19,328,768 shares on this Form S-8 because the 2009 Plan authorizes the issuance of (a) 10,950,000 shares, minus (b) 422,462 shares subject to awards granted under the NeuStar, Inc. 2005 Stock Incentive Plan after February 28, 2009, plus (c) 317,389 shares not delivered under awards granted under the NeuStar, Inc. 1999 Equity Incentive Plan and the NeuStar, Inc. 2005 Stock Incentive Plan that expired or were canceled or forfeited after February 28, 2009 and prior to the date hereof, plus (d) 8,483,841 shares, representing the maximum number of shares that may be issued under the 2009 Plan if shares issuable pursuant to outstanding awards granted under the NeuStar, Inc. 1999 Equity Incentive Plan and the NeuStar, Inc. 2005 Stock Incentive Plan (the “Prior Awards”) remain undelivered following any expiration, cancellation or forfeiture of such Prior Awards.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information required in Part I of this Registration Statement is included in one or more prospectuses for the 2009 Plan, which are not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are hereby incorporated by reference herein:
     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Commission on March 2, 2009 (File No. 001-32548).
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s annual report referred to in (a) above.
     (c) The description of the common stock set forth under the caption “Description of Registrant’s Securities to be Registered” in the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 27, 2005, together with any amendment or report filed with the Commission for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. In no event, however, will any information that the Registrant discloses under Item 2.02 or 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in this Registration Statement or any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein is inconsistent with or modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded. The Registrant’s Exchange Act file number with the Commission is 001-32548.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.
     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.
     Section 145 of the DGCL further provides that: (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.
     As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Restated Certificate of Incorporation provides that a director shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase that was illegal, or obtaining an improper personal benefit. In addition, the Registrant’s Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions requiring indemnification of directors and executive officers of the Registrant to the fullest extent authorized by the DGCL, and permitting the indemnification of its other employees and agents (and employees and agents of its subsidiaries and affiliates) to the fullest extent authorized under the DGCL. The Registrant has entered into indemnification agreements with each of its directors and each of its officers at the senior vice president level and above. These agreements provide for indemnification to the fullest extent permitted by the DGCL.
     Under the provisions of the Registrant’s Restated Certificate of Incorporation, expenses incurred by a director or executive officer in defending a civil or criminal suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. The Registrant’s Restated Certificate of Incorporation currently authorizes, but does not require, advancement of expenses to employees and agents of the Registrant on the same conditions that apply to directors and executive officers of the Registrant. The rights to indemnification set forth in the Registrant’s Restated Certificate of Incorporation and Amended and Restated Bylaws are not exclusive of any provisions with respect thereto in other contracts or agreements between the Registrant and any officer, director, employee or agent of the Registrant, including the indemnification agreements described above.
     The Registrant may, to the fullest extent permitted by the DGCL, purchase and maintain insurance on behalf of any officer, director, employee or agent against any liability that may be asserted against such person. All of the Registrant’s directors and officers are covered by insurance policies maintained by the Registrant against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933 (the “Securities Act”).

     The above discussion of the DGCL and of the Registrant’s Restated Certificate of Incorporation, Amended and Restated Bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statute, Certificate, Bylaws and indemnification agreements.
Item 7. Exemption from Registration Claimed.
     Not required.
Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Gibson, Dunn & Crutcher LLP*

10.1	NeuStar, Inc. 2009 Stock Incentive Plan, incorporated herein by reference to Exhibit 99.1 to NeuStar’s Current Report on Form 8-K, filed April 13, 2009 (File No. 001-32548)

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)*

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm*

24.1	Power of Attorney (included on signature page)*

*	Filed herewith
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sterling, Commonwealth of Virginia, on June 25, 2009.

NEUSTAR, INC.
By:	/s/ Jeffrey E. Ganek
	Name:	Jeffrey E. Ganek
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey E. Ganek and Martin K. Lowen, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name and Signature	Title	Date
/s/ Jeffrey E. Ganek Jeffrey E. Ganek	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	June 25, 2009

Name and Signature	Title	Date
/s/ Paul S. Lalljie Paul S. Lalljie	Senior Vice President and Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 25, 2009

/s/ Gareth Chang Gareth Chang	Director	June 25, 2009

/s/ James G. Cullen James G. Cullen	Director	June 25, 2009

/s/ Joel P. Friedman Joel P. Friedman	Director	June 25, 2009

/s/ Ross K. Ireland Ross K. Ireland	Director	June 25, 2009

/s/ Paul A. Lacouture Paul A. Lacouture	Director	June 25, 2009

/s/ Kenneth A. Pickar Dr. Kenneth A. Pickar	Director	June 25, 2009

/s/ Michael J. Rowny Michael J. Rowny	Director	June 25, 2009

/s/ Hellene S. Runtagh Hellene S. Runtagh	Director	June 25, 2009

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Gibson, Dunn & Crutcher LLP*

10.1	NeuStar, Inc. 2009 Stock Incentive Plan, incorporated herein by reference to Exhibit 99.1 to NeuStar’s Current Report on Form 8-K, filed April 13, 2009 (File No. 001-32548)

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)*

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm*

24.1	Power of Attorney (included on signature page)*

*	Filed herewith.